Exhibit 10.14

CHRW Restricted Stock Share Program

C.H. Robinson Worldwide, Inc. (the “Company”) is permitted under the terms of its 1997 Omnibus Stock Plan as amended to issue its shares and other derivative securities to employees at various times and in various forms. The Company has also established a nonqualified, deferred compensation plan for the benefit of certain eligible employees known as the “Robinson Companies Nonqualified Deferred Compensation Plan” (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides, in part, that the Company may, in its sole discretion, make discretionary credits to the account of a participant, subject to such terms and conditions established by the Company.

Program Outline

1.	Participant’s account in the Deferred Compensation Plan will be credited with restricted stock of the Company.

2.	Beginning on December 31, 2012, and on each December 31 thereafter through December 31, 2016, a portion of the restricted shares will vest, but only if and only to the extent that the Company’s Vesting Indicator (VI) is greater than zero for the respective year, as determined by the Compensation Committee of the Company’s Board of Directors. The VI is defined as the sum of 5 percentage points plus the average of the following items (A) and (B) rounded to the nearest whole percentage: (A) the percentage increase (or decrease) of Company income from operations for the current year over the prior year rounded to two decimal places and (B) the percentage increase (or decrease) in Company diluted net income per share for the current year over the prior year rounded to two decimal places.

Example

	Prior Year	Current Year	Percentage Increase
Income from Operations (A)	$100,000,000	$114,000,000	14.00%
Diluted EPS (B)	1.00	1.15	15.00%

Average Percentage Increase of (A) and (B)			14.50%

Add: 5 Percentage Points			19.50%

Rounded to the Nearest Whole Percentage			VI=20.00%

3.	In determining how many shares are vested at the end of each year, the VI is multiplied by the original restricted stock grant and then rounded to the nearest whole share.

Example

	Year 1	Year 2	Year 3
Restricted Stock Grant: 1,000 shares VI:	20%	12%	26%
Rounded Number of Shares Vested on Dec. 31:	200	120	260

4.	The Compensation Committee’s calculation of the VI shall be final, and the Compensation Committee retains the discretion to eliminate unusual items, if any, for purposes of calculating the VI for any particular year.

5.	Participant’s restricted stock may vest pursuant to paragraph 2 above with respect to this award for 5 years (and may vest in less than 5 years if the VI during such time period is high enough). Any shares remaining unvested after December 31, 2016 will be forfeited and deleted from participant’s account, and the participant will retain no rights with respect to the forfeited shares.

6.	Participant’s restricted stock will vest while the participant is employed by the Company. Participants who have executed a Management-Employee Agreement (“Key Employee”) agreement in favor of the Company which contains a non-competition provision shall be entitled to continued vesting through the end of two (2) additional calendar year-ends following their separation from the Company. In addition, participants who have executed a Management-Employee Agreement (“Key Employee”) in favor of the Company which contains a non-competition provision and who have a minimum of five (5) consecutive years of service, shall be entitled to continued vesting through the end of additional calendar year-ends following their separation from the Company according to the following schedule, contingent upon the Participant’s compliance with all of the terms and conditions of the Management-Employee Agreement during any period in which they may be eligible to vest under the terms of this Award.

Sum of Age in Whole Years and Tenure in Whole Years	Additional Years of Potential Vesting
At least 50 and less than 60	3 years
At least 60 and less than 70	4 years
At least 70 or greater	5 years

Age and Tenure are individually rounded up to the nearest whole number and Tenure is defined as Termination Date minus Last Date of Hire (or in the case of an acquisition, the equivalent Last Date of Hire with the acquired entity) provided further, however, that the vesting period of this restricted stock grant shall not exceed five (5) years.

7.	Notwithstanding the foregoing, participants who embezzle or misappropriate Company funds or property, or who the Company has determined have failed to comply with the terms and conditions of any of the following agreements which they may have executed in favor of the Company: i) Confidentiality and Noncompetition Agreement, ii) Management-Employee Agreement, iii) Sales-Employee Agreement, iv) Data Security Agreement, or v) any other agreement containing post-employment restrictions, will automatically forfeit all restricted stock awarded, whether vested or unvested, and will retain no rights with respect to such shares.

8.	Vested shares shall be delivered to participant from the Deferred Compensation Plan in a lump sum upon the earlier of: two years after termination of employment or January 2019.

9.	Restricted stock may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of at any time prior to delivery of the vested shares from the Deferred Compensation Plan.

10.	Participant will be entitled to receive dividend equivalents on the shares of restricted stock credited to participant’s account, whether vested or unvested, when and if dividends are declared by the Company’s Board of Directors on the Company’s common stock, in an amount of cash per share equal to other common stockholders of the Company payable on the next regularly occurring payroll date. Dividend equivalents paid before delivery of the shares from the Deferred Compensation Plan will be paid through the company’s payroll process and treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

11.	In order to comply with all applicable federal or state income tax laws or regulations, at the time that the shares are delivered to the participant, the Company will withhold the minimum required statutory taxes based on the Fair Market Value of the shares at the time of delivery. In order to satisfy any such tax withholding obligation, the Company will withhold a portion of the shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes. “Fair Market Value” for a share shall mean the last sale price of a share of the Company’s common stock on the Nasdaq National Market (or other national securities exchange on which the Company’s common stock is then listed) on the trading date immediately preceding the date the shares are delivered to the participant. If the Company’s common stock is not then traded in an established securities market, the Compensation Committee of the Board of Directors shall determine Fair Market Value in accordance with the 1997 Omnibus Stock Plan as amended.

12.	This restricted stock award shall confer no rights of continued employment to the participant, nor will it interfere in any way with the right of the Company to terminate such employment at any time. The Company retains all rights to enforce any other agreement or contract that the Company has with the participant.

13.	If there shall be any change in the Company’s common stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made in the number of restricted shares that are vested or unvested under this agreement in order to prevent dilution or enlargement of rights.

14.	In the event of a Change in Control, the vesting of outstanding restricted shares shall be accelerated and outstanding restricted shares shall be deemed fully vested and delivered as soon as administratively practical, but in all events by the date that is 60 days after the date of the Change in Control. A “Change in Control” shall be deemed to occur on the date (i) a public announcement [which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended] is made by the Company or any Person (as defined below) that such Person beneficially owns more than 50% of the Common Stock outstanding, (ii) the Company consummates a merger, consolidation or statutory share exchange with any other Person in which the surviving entity would not have as its directors at least 60% of the Continuing Directors (as defined below) and would not have at least 60% of its common stock owned by the common shareholders of the Company prior to such merger, consolidation or statutory share exchange, (iii) a majority of the Board of Directors is not comprised of Continuing Directors or (iv) a sale or disposition of all or substantially all of the assets of the Company or the dissolution of the Company. A “Continuing Director” is a director recommended by the Board of Directors of the Company for election as a director of the Company by stockholders. “Person” means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity. Notwithstanding the foregoing, a Change in Control shall be limited to a change in control for the purposes of section 409A of the Internal Revenue Code and accompanying guidance (“Section 409A”).

15.	In the event participant dies or is determined to be “disabled” as that term is defined in the Company’s current Long Term Disability Summary Plan Description while employed by the Company, vesting of outstanding restricted shares shall be accelerated and outstanding restricted shares shall be deemed fully vested and deliverable as soon as administratively practical.

16.	This restricted stock award is made pursuant to the Deferred Compensation Plan and the Company’s 1997 Omnibus Stock Plan as amended and is subject to the terms of such plans. Participant may request a copy of either or both plans from the Company. By participating in the CHRW Management Restricted Stock Program, participant shall be deemed to have accepted all the conditions of the Deferred Compensation Plan and the 1997 Omnibus Stock Plan as amended and this agreement, and the terms and conditions of any rules adopted by the Compensation Committee (as defined in the 1997 Omnibus Stock Plan as amended) and shall be fully bound thereby. This agreement shall be construed under the laws of the state of Minnesota, except to the extent federal law applies. To the extent this restricted stock award is subject to section 409A, the restricted stock award shall be interpreted in a manner that complies with section 409A. For example, the term “termination” shall be interpreted to mean a separation from service under section 409A and the six-month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with section 409A, the employee shall be responsible for all taxes and penalties (the Company and its employees shall not be responsible for such taxes and penalties).